UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2010

IOWA RENEWABLE ENERGY, LLC
(Exact name of registrant as specified in its charter)

Iowa	000-52428	20-3386000
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1701 East 7th Street, P.O. Box 2, Washington, IA	52353
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (319) 653-2890

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 24, 2010, Iowa Renewable Energy, LLC (the “Company”) received a notice from Outsource Services Management, LLC (“OSM”) (as successor in interest to the Federal Deposit Insurance Corporation, as Receiver of Bankfirst (the Lender with which we originally entered into our construction term loan)) that OSM has resigned as the Lender under our construction term loan and MLIC Asset Holdings LLC has been appointed as the Successor Lender to our construction term loan.

Item 5.07 Submission of Matters to a Vote of Security Holders

On March 27, 2010, the Company held the Annual Meeting of Members. At the meeting, the members voted to approve three proposals. The first proposal was to remove Warren Bush, Bill Horan and Dennis Mauser from the Board of Directors. The second proposal was to amend the Company’s Operating Agreement to change Section 5.3(b) to allow the Board of Directors to appoint a person to fill the remainder of the term when a Director is removed (previously this action required a member vote). The third proposal was to re-elect Michael Bohannan, Mark Cobb and J. William Pim to an additional term as directors.

PROPOSAL	FOR	AGAINST	ABSTAIN	NO VOTE
Removal of Directors
-Warren Bush	14048	6864	425	605
- Bill Horan	14023	6889	425	605
-Dennis Mauser	14073	6684	480	705
Operating Agreement Amendment	15146	5799	257	740
Election of Directors
- Michael Bohannan	15951	4759	470	762
- Mark Cobb	15634	5064	522	722
- J. William Pim	15884	4786	510	762

Item 9.01 Financial Statements and Exhibits

(a)	None.

(b)	None.

(c)	None.

(d)	None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IOWA RENEWABLE ENERGY, LLC

March 30, 2010	/s/ Mark Cobb

Date	Mark Cobb, Vice Chairman